Exhibit 10.9

MGIC INVESTMENT CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.	Purpose

        The purposes of this MGIC Investment Corporation Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”) are to restore retirement benefits to certain participants in the Company’s pension plan whose benefits under said Plan are or will be limited by reason of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (“Code”) and to provide certain other retirement benefits.

        This Plan is completely separate from the tax-qualified Pension Plan maintained by the Company and is not funded or qualified for special tax treatment under the Code.

2.	Effective Date

        The Plan is effective as of July 31, 1990.

3.	Definitions

        The following terms as used herein shall have the meanings set forth below:

“Company” means MGIC Investment Corporation, a Wisconsin corporation.

“Employer” or “Employers” means the Company and any subsidiary or affiliate thereof which is a “Participating Employer” under the Pension Plan.

“Group Annuity Contract” means Group Annuity Contract 8474-0 issued by Metropolitan Life Insurance Company to provide for the payment of benefits accrued under a terminated pension plan previously maintained by the Company’s predecessor.

“Participant”means an employee of the Employers who is a participant in the Pension Plan and who is (or whose position is) designated for participation herein by the board of directors of the Company. As of the Effective Date, the following officers of Mortgage Guaranty Insurance Corporation are designated as Participants:

Chief Executive Officer Chief Operating Officer All Executive Vice Presidents All Senior Vice Presidents

“Pension Plan” means the defined benefit pension plan maintained by the Company known as the MGIC Investment Corporation Pension Plan and any successor to such plan maintained by the Company or any successor or affiliate of the Company.

“Pension Plan Benefits” means the monthly benefits payable under the terms of the Pension Plan and/or under the Group Annuity Contract.

In addition, (i) effective January 1, 1998, any employee of the Employers not referred to above who is in salary grade 401 through 412, inclusive, shall be in a position designated for participation in the Plan, and (ii) after December 31, 1999, William H. Lacy, while he remains an employee of an Employer, shall continue to be a participant in the Plan.

4.	Administration

        The Plan shall be administered by the Administrator of the Pension Plan (“Administrator”). Decisions and determinations by the Administrator shall be final and binding on all parties, except when manifestly contrary to the provisions of this Plan and except that no presumption of validity shall be given to any such decision or determination with respect to Section 5(d). The Administrator shall have the authority to interpret the Plan, to promulgate and revise rules and regulations relating to the Plan and to make any other determinations which it deems necessary or advisable for the administration thereof.

5.	Pension Plan Supplement

        (a)     Any Participant who, upon termination of employment with the Employers after the Effective Date has a vested and nonforfeitable right to a pension under the Pension Plan, or such Participant’s spouse or other beneficiary, shall be entitled to a benefit payable hereunder in accordance with this Section 5, equal to the excess, if any, of

(i) the amount of such Participant’s, surviving spouse’s or other beneficiary’s Pension Plan Benefits computed under the provisions of the Pension Plan and Group Annuity Contract, but: determined without regard to the limitations on benefits imposed by reason of Section 415 of the Code or the limitation on considered compensation under Section 401(a)(17) of the Code; and, effective January 29, 2004, for an actively employed officer of Mortgage Guaranty Insurance Corporation then participating in the Plan, and for officers of Mortgage Guaranty Insurance Corporation who participate in the Plan thereafter, determined by adding to “Compensation,” as that term is defined in the Pension Plan, the market value, determined as of the date of the award, of restricted stock of the Company awarded (regardless of whether such stock is subsequently forfeited) as part of such Participant’s bonus during any year beginning on or after January 1, 1999, but excluding any such restricted stock awarded to match an election of such Participant to receive restricted stock; over

(ii) the amount of Pension Plan Benefits actually payable to such Participant, surviving spouse or other beneficiary for each month under the Pension Plan and Group Annuity Contract, as computed under the provisions of such Plan and Contract.

        The amount of Pension Plan Benefits in the computation under clauses (i) and (ii) above shall exclude any Pension Plan Benefits earned after a Participant no longer occupies any position designated for participation in the Plan.

        (b)     Benefits under this Section 5 shall become payable when the Participant or the Participant’s spouse or other beneficiary begins to receive Pension Plan benefits and shall be payable in the same manner, at the same time and in the same form as the benefits actually paid to the Participant, spouse or other beneficiary under the Pension Plan.

        (c)     Notwithstanding the foregoing, no benefits shall be payable under this Plan to or on behalf of any Participant whose employment with the Employers is terminated “for cause” or who engages in “prohibited competition.” For purposes of this Plan, the term “for cause” shall mean fraud, dishonesty, theft, gross negligence, willful misconduct in the performance of duties or other similar causes. The term “prohibited competition” shall mean the rendering of services to any competitor of the Employers (i) during the term of his employment by the Employers and (ii) for a period of one year after any termination of the Participant’s employment in the geographic area or areas (localized or national, as the case may be) in which he was employed, assigned or otherwise worked on behalf of the Company, or a present or future parent, subsidiary or affiliate of the Company, during the three years prior to the termination of his employment. For purposes of this Plan, the term “competitor” means any corporation, partnership, proprietorship or firm (i) engaged in the business of mortgage guaranty in any geographic area in which the Company or a present or future parent, subsidiary or affiliate of the Company is so engaged or (ii) engaged in any other business in which the Company or any subsidiary is engaged, in any geographic area in which the Company or any subsidiary is so engaged, but only if such business accounted for at least 10% of the revenues of the Company and its subsidiaries, on a consolidated basis, during the twelve months preceding the month in which the Participant’s employment terminated.

        (d)     In the case of a Participant who first becomes a Participant in 1996, the foregoing provisions of Section 5 shall be modified to the extent provided below:

(i) For purposes of Section 5(a), such Participant shall be deemed to have a vested and nonforfeitable right to a pension under the Pension Plan.

(ii) For purposes of clause (i) of Section 5(a), such Participant (A) shall be deemed to have a Past Service Benefit under Section 5.01(a) of the Pension Plan equal to $2,833.33 per month, and (B) shall be deemed to have a number of years of Vesting Service under the Pension Plan sufficient to be eligible for each benefit under the Pension Plan and a vested percentage under the Pension Plan sufficient to avoid any reduction in the amount of any such benefit.

(iii) Section 5(b) shall not apply and benefits under this Section 5 shall become payable when such Participant or such Participant’s spouse or other beneficiary would have received Pension Plan benefits assuming that such Participant’s deemed Vesting Service under clause (ii) of this Section 5(d) was such Participant’s actual Vesting Service under the Pension Plan and giving effect to any election to commence receiving benefits filed with the Administrator as contemplated below, except that if such an election is made under this Plan and such Participant is also eligible to elect to commence receiving benefits under the Pension Plan, such Participant shall also make such an election under the Pension Plan. Benefits under this Plan shall be payable in the same manner and in the same form as benefits would have been payable to the Participant, spouse or other beneficiary under the Pension Plan in accordance with the immediately preceding sentence if such benefits were actually payable thereunder. Any election by such Participant to commence receiving benefits or of the form of benefits under this Plan shall be filed with the Administrator in accordance with the same procedures as established under the Pension Plan, and in the case of an election of the form of benefits, shall be the same as any such election under the Pension Plan and shall be subject to the same restrictions as under the Pension Plan.

(iv) Section 5(c) shall apply only to benefits under this Plan which are attributable to the Annual Pension Credits of such Participant. No benefits under this Plan which are attributable to the Past Service Benefit referred to in clause (ii) of this Section 5(d) shall be payable to or on behalf of such Participant if (A) prior to the third anniversary of such Participant’s first day as an employee of an Employer, such Participant quits (as such term is used in Section 2.01 (a)(i) of the Pension Plan) as an employee of the Employers other than as a result of a meaningful reduction in such Participant’s job status, responsibilities or compensation, or (B) such Participant engages in “prohibited competition,” as such term is used in Section 5(c).

(v) Capitalized definitional terms used in this Section 5(d) which are defined in the Pension Plan are used as so defined.

6.	Plan Reserve

        (a)     The Company shall establish a bookkeeping reserve with respect to the benefits provided under this Plan. Such reserve shall serve solely as a device for determining the amount of the Company’s accrued deferred liability for the benefits provided herein, and shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the reserve shall be and remain the sole property of the Company, and that no Participant shall have any proprietary rights of any nature whatsoever with respect thereto or with respect to any investments the Company may make to aid it in meeting its obligations hereunder.

        (b)     No funds or other assets of the Company shall be segregated and attributable to the amounts that may from time to time be credited to the reserve. Benefit payments under the Plan shall be made from the general assets of the Company at the time any such payments becomes due and payable. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor.

7.	Inter-Employer Reimbursements

        Although all benefit payments hereunder shall be made by the Company, the Administrator shall determine whether any portion thereof is allocable to any other Employer on account of its employment of one or more Participants. In any such case, the Company shall be reimbursed by such other Employer in the amount and manner determined by the Administrator.

8.	Non-Alienation of Payments

        Benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall be void and shall not be recognized by the Administrator or the Company.

9.	Limitation of Rights Against the Employers

        Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Employers, limiting in any way the right of the Employers to terminate such person’s employment at any time, or evidencing any agreement or understanding that the Employers will employ such person in any particular position or at any particular rate of compensation.

10.	Applicable Laws

        The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin.

11.	Liability

        Neither the Company nor any shareholder, director, officer or other employee of any Employer or any other person shall be liable for any act or failure to act hereunder except for gross negligence or fraud.

12.	Amendment or Termination

        (a)     The Company, by action of its board of directors, reserves the right to amend or terminate this Plan at any time, provided that no such amendment or modification shall adversely affect the rights of any Participant, spouse or other beneficiary with respect to any benefits under this Plan which have accrued to the effective date of such amendment, termination or modification.

        (b)     It is understood that an individual’s entitlement to benefits under Section 5 of this Plan may be automatically reduced as the result of an increase in his Pension Plan Benefits. Nothing herein shall be construed in any way to limit the right of the Company to amend or modify the Pension Plan.

13.	Code Section 409A Grandfathering

        (a)     The Plan shall be grandfathered to the maximum extent permitted under Internal Revenue Code (Code) Section 409A.

        (b)     The amount of compensation deferred before January 1, 2005, under the Plan for any Participant who, on December 31, 2004, had a vested and nonforfeitable right to a pension under the Pension Plan, shall be determined in accordance with Treasury Regulation 1.409A-6(a)(3). For purposes of calculating the present value of the grandfathered benefit amount, actuarial assumptions and methods shall be the same as those used to determine the present value of lump sum benefits under the Pension Plan as of each date such benefit is valued for purposes of determining the grandfathered amount.

14.	Fixed Time and Form of Non-Grandfathered Benefit Payment

        (a)     The payment provisions of Section 5(b) of the Plan, as in effect on December 31, 2004, regarding form and time of payment of benefits shall not apply to the non-grandfathered benefits described in this Section 14. All other terms of the SERP continue to apply to the non-grandfathered benefit amount, including the forfeiture for cause or competition provisions of Section 5(c).

        (b)     The amount of compensation deferred for any Participant under the Plan on or after January 1, 2005, shall be paid in a single lump sum payment to the Participant, the Participant’s surviving spouse, or other beneficiary, as applicable, on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Section 409A of the Code, as determined by applying the default rules thereof. No elections are permitted with regard to time or form of payment.

        (c)     The amount of compensation deferred on and after January 1, 2005, under the Plan for a Participant shall be determined in accordance with the methodology described in Treasury Regulation 1.409A-6(a)(3), but with regard to the full benefit amount to which the Participant, the Participant’s surviving spouse, or other beneficiary, as applicable, is entitled under the Plan at the time of actual payment, reduced by the grandfathered amount determined at the same time in accordance with Section 13. For purposes of calculating the present value of the full benefit amount, actuarial assumptions and methods shall be the same as those used to determine the present value of lump sum benefits under the Pension Plan as of the date such benefit is valued for payment purposes.

        (d)     If any amount of compensation paid or benefits provided pursuant to the SERP may be includible in income under Code Section 409A, the Company shall, in consultation with the affected Participant, modify the terms of the SERP as applicable to the affected Participant’s benefits in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A, including taking into account other applicable provision (s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, and without any diminution in the value of the payments to the Participant, the Participant’s surviving spouse, or other beneficiary, as applicable.